Exhibit (a)(5)(G)

NEWS RELEASE

LINN ENERGY, LINNCO AND BERRY PETROLEUM ENTER RESTRUCTURING SUPPORT AGREEMENT WITH FIRST LIEN LENDERS

LINN, LinnCo and Berry to Voluntarily File for Chapter 11 to Implement Debt Restructuring

Operations to Continue in the Ordinary Course

HOUSTON, May 11, 2016 – LINN Energy, LLC (NASDAQ: LINE) (“LINN”), LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”), and Berry Petroleum Company, LLC (“Berry,” and with LINN and LinnCo, the “Company”) announced today that the Company has entered into a Restructuring Support Agreement with holders of at least 66.67% by aggregate outstanding principal amounts of LINN’s Amended and Restated Credit Agreement, dated as of April 24, 2013, as amended, and Berry’s Second Amended and Restated Credit Agreement, dated as of November 15, 2010, as amended (collectively, the “Credit Facilities”).

In order to implement the terms of the Restructuring Support Agreement, the Company today filed voluntary petitions for restructuring under Chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

The Company expects its operations across its asset base to continue in the ordinary course throughout the Chapter 11 process.

Mark E. Ellis, Chairman, President and Chief Executive Officer, said, “We believe the Restructuring Support Agreement reflects the confidence of our first lien lenders in the quality of our assets and represents an important step forward for the Company. After our review of the available options, with the assistance of our financial and legal advisors, we determined that this court supervised financial restructuring process is the best course of action for the Company and our stakeholders. Like many others in our industry, LINN has been impacted by continued low commodity prices. We believe that these steps will provide us the financial flexibility to successfully manage in the current commodity price environment and, when combined with constructive agreements with our remaining creditors and potential third party financing, will provide a platform for future growth.”

Mr. Ellis continued, “Importantly, we expect to continue normal operations across our diverse and high-quality asset base. The hard work and dedication of our employees has enabled us to achieve strong operational results, and we are truly grateful for their commitment to safety and to driving the Company’s success. Together, we look forward to working cooperatively with our vendors, suppliers and partners as we move through this process.”

Under the Restructuring Support Agreement, the parties agreed to support a plan of reorganization for the Company that would include: (1) a new LINN $2.2 billion reserve-based and term loan credit facility on the terms set forth in the Restructuring Support Agreement, (2) the consensual use of LINN and Berry’s cash collateral to fund the Chapter 11 Cases under negotiated terms and conditions, and (3) the broad terms of a comprehensive restructuring of the Company’s indebtedness,. The Restructuring Support Agreement will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission on May 11, 2016.

Exhibit (a)(5)(G)

The Company anticipates that the cash available to it during its Chapter 11 Cases will likely provide sufficient liquidity to support the business during the financial restructuring process. As such, the Company does not currently intend to seek debtor-in-possession (DIP) financing.

LINN has filed various customary motions with the Bankruptcy Court in support of its financial restructuring. The Company intends to continue to pay employee wages and provide healthcare and other defined benefits without interruption in the ordinary course of business and to pay suppliers and vendors in full under normal terms for goods and services provided on or after the Chapter 11 filing date.

Advisors

Kirkland & Ellis LLP is serving as legal advisor to LINN, Lazard is serving as its financial advisor and AlixPartners is its restructuring advisor.

Additional Information

Additional information is available on LINN’s website at www.linnenergy.com/restructuring/ or by calling LINN’s Restructuring Hotline, toll-free in the U.S., at 1-844-794-3479 (for calls originating outside the U.S., please dial 1-917-962-8892). In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by LINN’s claims agent, Prime Clerk, at https://cases.primeclerk.com/linn.

Exchange Offer

As previously announced, on April 26, 2016, LinnCo commenced a subsequent offering period to exchange each outstanding unit of LINN for one LinnCo share (the “Exchange Offer”). The subsequent offering period will expire at 12:00 midnight (New York City time) on May 23, 2016, unless extended. The Company has asked for court approval to keep the Exchange Offer open uninterrupted. Procedures for tendering LINN units during the subsequent offering period, assuming court approval, are the same as during the initial offering period, except that pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, LINN units validly tendered during the subsequent offering period will be accepted on a daily, “as tendered” basis and, accordingly, may not be withdrawn.

The purpose of the Exchange Offer is to permit holders of LINN units to maintain their economic interest in LINN through LinnCo, an entity that is taxed as a corporation rather than a partnership, which may allow LINN unitholders to avoid future allocations of taxable income and loss, including cancellation of debt income (“CODI”), that could result from the court-supervised reorganization process. In general, CODI will be allocated to persons who are deemed to hold the units when the events giving rise to such CODI occur. The filing of a petition under Chapter 11 of the United States Bankruptcy Code does not itself cause LINN to recognize CODI; however, it is likely that the final resolution of a bankruptcy plan would cause LINN to recognize an amount of CODI, which may be substantial.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a portfolio of long-life oil and natural gas assets. More information about LINN Energy is available at www.linnenergy.com.

ABOUT LINNCO

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.

Exhibit (a)(5)(G)

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contain forward-looking statements. These statements, including those relating to the intent, beliefs, plans or expectations of the Company are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the bankruptcy filing by the Company, including, but not limited to: (i) the Company’s ability to obtain the Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 cases, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Company and its subsidiaries to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the bankruptcy filing on the Company’s business and the interests of various constituents, (iv) the Bankruptcy Court rulings in the Chapter 11 cases, as well the outcome of all other pending litigation and the outcome of the Chapter 11 Cases in general, (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 proceedings, (vi) risks associated with third party motions in the Chapter 11 cases, which may interfere with the Company’s ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) increased advisory costs to execute the Company’s reorganization, (ix) the impact of a potential NASDAQ suspension of trading and commencement of delisting proceedings on the liquidity and market price of the units representing limited liability company interests of the Company (“units”) and on the Company’s ability to access the public capital markets, (x) the uncertainty that any trading market for units will exist or develop in the over-the-counter markets, (xi) the completion of the subsequent offering period and (xii) other risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of LINN and LinnCo’s most recent Annual Report on Form 10-K for more information. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations
(281) 840-4193

Sarah Nordin, Public Relations and Media
(713) 904-6605